UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Compellent Technologies, Inc.

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Filed by: Compellent Technologies, Inc.
Pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Subject Company: Compellent Technologies, Inc.
Commission File No. 001-33685
On December 20, 2010, the following information was provided by Compellent Technologies, Inc. to its employees (“Compellent”).

December 20, 2010
To: Compellent Employees
The following list of Frequently Asked Questions has been prepared to help you with the potential changes relating to your employment, pending the Dell acquisition of Compellent. This list will evolve over time and communications will be sent periodically to update you on the progress as these items are evaluated and confirmed.
Employment
Q1. When will Compellent employees be receiving employment letters from Dell?
A1. Dell has indicated to us that Compellent employees will likely receive letters from Dell regarding continued employment after the merger at least two weeks before the anticipated close date of the merger. We currently anticipate that the merger will close in late February or early March, however, the date is subject to change.
Q2. How will Compellent tenure be treated?
A2. As provided in the merger agreement between Dell and Compellent, for employees who continue to work for Dell or any of its subsidiaries (including Compellent) after the closing, those employees will have a new start date for purposes of employment with Dell; however, Dell will give those employees credit for the employee’s service time with Compellent for purposes of eligibility to participate in Dell’s health insurance, vacation pay and 401(k) plans.
Q3. How will Compellent positions be evaluated?
A3. Dell has a formal compensation, job title and job grading system. Compellent positions will be mapped into the Dell structure based upon that system and the Compellent job titles and salary ranges.
Q4. Compellent recently changed its payroll cycle from bi-weekly to semi-monthly. How will payroll be managed and upon what schedule?
A4. The payroll process will be analyzed during the integration period. Information will be made available as the integration progresses.
Stock Plans
Q1. What will happen to my vested and unvested stock options that were granted to me under the Compellent 2002 Stock Option Plan?
A1. Under the terms of the merger agreement, each option granted under the Compellent 2002 Stock Option Plan that is outstanding and unvested as of immediately prior to the effective time of the merger will become fully vested immediately prior to merger, and contingent upon the merger closing.
     Then, at the effective time of the merger, all outstanding vested options (including those that vest contingent upon the closing of the merger) that have not previously been exercised and are outstanding as of immediately prior to the effective time of the merger will be cancelled in exchange for a cash payment for each share subject to that option equal to $27.75 minus the exercise price per share of that option. The cash payment is subject to applicable tax withholdings and will be paid, without interest, as soon as practicable following the closing of the merger.
     If you want to know if you hold grants under the 2002 Stock Option Plan, please review your EASi account, which states the name of the plan under which each of your options was granted, as well as whether your option grant is intended to be an incentive stock option or a non-qualified stock option and the number of shares that are currently vested.
Q2. What will happen to my vested stock options that were granted to me under the Compellent 2007 Equity Incentive Plan?
A2. Under the terms of the merger agreement, at the closing of the merger, all outstanding vested options that have not previously been exercised, whether granted under the 2002 Stock Option Plan or the 2007 Equity Incentive Plan, will be cancelled in exchange for a cash payment for each share subject to that option equal to $27.75 minus the exercise price per share of that option. The cash payment is subject to applicable tax withholdings and will be paid, without interest, as soon as practicable following the closing of the merger.
     If you want to know if you hold grants under the 2007 Equity Incentive Plan, and whether or not those grants are vested, please review your EASi account, which states the name of the plan under which each of your options was granted, as well as whether your option grant is intended to be an incentive stock option or a non-qualified stock option and the number of shares that are currently vested.
Q3. What will happen to my unvested stock options that were granted to me under the Compellent 2007 Equity Incentive Plan?
A3: Under the terms of the merger agreement, each unvested stock option that is outstanding as of immediately prior to the effective time of the merger will be converted into an option to purchase Dell common stock. Dell may either assume each such option or replace it with an equivalent replacement option to purchase Dell common stock. In either case, the vesting schedule and expiration date for the new options will be consistent with your current vesting schedule and expiration date. The number of shares subject to the new options will be determined by multiplying the number of shares subject to the unvested option at the closing by the conversion ratio (rounding down for any fractional shares). The exercise price will be determined by dividing the current exercise price of each unvested option by the conversion ratio (rounding up to the nearest whole cent). See the example below for an illustration of this. By doing the conversion in this way, the “spread” on your options immediately before the closing is consistent with the “spread” on your options immediately after the closing.
     Conversion Ratio: The conversion ratio is a fraction equal to $27.75 divided by Dell’s average closing stock price over the five trading days immediately preceding the closing of the merger.
     Example: In this example we assume the merger was effective on 12/4/2010. Below is a listing of Dell’s closing stock price from 11/29/2010 — 12/3/2010 and the average of the closing sale prices over such five consecutive trading day period:

Date	Close

Dec 3, 2010	$13.69
Dec 2, 2010	$13.65
Dec 1, 2010	$13.41
Nov 30, 2010	$13.22
Nov 29, 2010	$13.57

Average	$13.508
Example Conversion Ratio = $27.75/$13.508 = 2.054
Assumed Option Terms: In this example we will use the conversion ratio calculated above and apply it to the following assumed option terms:
Grant Date: 11/3/2008
Original # of options granted: 1,000 (each to purchase one share of Compellent common stock)
Original exercise price: $10.38
Options unvested at 12/4/2010 (effective time of the merger): 500

Conversion Results:
Number of shares subject to converted options to purchase Dell common stock: 500 x 2.054 = 1,027 (rounded down to the nearest whole number of shares of Dell common stock)
New exercise price: $10.38/2.054 = $5.053 = $5.06 (rounded up to the nearest cent)
In this example, 500 unvested options to purchase 500 shares of Compellent common stock at an exercise price per share of $10.38 would have converted into 1,027 options to purchase 1,027 shares of Dell common stock at an exercise price per share of $5.06.
Q4: How will I know the terms of my converted options after closing?
A4. Promptly following the closing of the Merger, Dell will send a written notice to each person that states the number of shares and the exercise price of the converted options.
Q5. Does Dell offer an Employee Stock Purchase Plan (ESPP)?
A5. No, Dell discontinued its ESPP in 2008. This decision was based on an assessment of benefits strategy and accounting and regulatory changes that impacted ESPP programs.
Q6. What happens to the Compellent ESPP in connection with the merger? Will a purchase occur prior to closing? Will the Plan be terminated?
A6. Under the terms of the merger agreement, this plan will be terminated upon the closing of the merger. The Compellent ESPP will conduct a final purchase for the on-going offering period (the current period) so that Compellent shares will be purchased on the last business day prior to the closing of the merger, on the normal terms and conditions of the Compellent ESPP — that is, using contributions accrued through that date, with a purchase price measured by reference to the fair market value of Compellent stock on that date. Any amounts withheld by Compellent on behalf of participants that are not used to purchase Compellent shares on that final purchase date will be refunded to participants without interest as soon as practicable following the purchase.
Benefits
Q1. What are the Dell benefits and how do they compare to the Compellent benefits?
A1. Dell offers a comprehensive benefit program that we believe is in line with our industry and market. Dell is working with Compellent to determine whether to continue Compellent plans or transition Compellent employees to new plans. Once these decisions are made, we expect that Dell will hold information sessions for you to ask questions and make any needed enrollment decisions.
Q2. What is the impact to Compellent’s 401(k) Plan?
A2. Under the terms of the merger agreement, Dell may require Compellent to terminate the Compellent 401(k) Plan immediately prior to the closing date of the merger. If the Compellent 401(k) Plan is terminated, unvested account balances will become fully vested in accordance with applicable law.
     Dell is working with Compellent to make a final determination on this matter. Once these decisions are made, we expect that Dell will hold information sessions for you to ask questions and make any needed enrollment decisions.

     We note that at this time, under the Dell 401(k) Plan, Dell matches employee contributions dollar for dollar up to the first 5% contributed by the employee, with immediate vesting in the matching contribution. However, the terms of Dell’s plans are subject to change.
Q3. Does Dell have a Tuition Reimbursement Program? If so, what is the annual amount that employees would be eligible for once they qualify to participate in the program?
A3. Dell currently has a tuition reimbursement program. Under the current terms of that program, active regular employees scheduled to work at least 25 hours per week are eligible to apply for tuition reimbursement, with no eligibility waiting period. Tuition reimbursement is limited to $3,000 per calendar year. However, the terms of Dell’s programs are subject to change.
Q4. Once the deal closes, will Compellent employees be transitioned to Dell’s Holiday Schedule or remain on Compellent’s Holiday Schedule until the end of the 2011 calendar year?
A4. Dell is working with Compellent to make a final determination on this matter. Once these decisions are made, we will let you know.
Q5. Once the deal closes, how will Compellent’s PTO plan be merged into Dell’s time off plan?
A5. Dell is working with Compellent to make a final determination on this matter. Once these decisions are made, we will let you know.
Q6. Do Dell employees enjoy any discounts on Dell products?
A6. Dell currently has an Employee Purchase Plan where eligible team members receive quarterly discounts on Dell products. However, the terms of Dell’s programs are subject to change.
Q7. How does the Dell acquisition impact the UK Benefit Plan?
A7. Dell is working with Compellent to make a final determination on this matter. Once these decisions are made, we will let affected employees know.
Q8. Compellent recently launched the Vitality Wellness program. What will happen with this plan?
A8. Dell is working with Compellent to make a final determination on this matter. Once these decisions are made, we will let you know. We note that Dell currently has a plan entitled Well at Dell that may have similar features to the Compelled to be Well program. However, the terms of Dell’s programs are subject to change.
The sole purpose of this document is to provide an overview of potential scenarios that may occur at the time of acquisition close. The information contained within is general information and will be updated as more information becomes available. Specific details may vary and are subject to change during the Dell — Compellent integration. If you have detailed questions, please contact HRSupport@Compellent.com.
Important Additional Information
     Compellent intends to file with the SEC a preliminary proxy statement and a definitive proxy statement and other relevant materials in connection with the merger. The definitive proxy statement will be sent or given to the stockholders of Compellent. INVESTORS AND STOCKHOLDERS OF COMPELLENT ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO.
     Investors and stockholders may obtain free copies of the proxy statement and other documents filed by the parties (when available), at the SEC’s website at www.sec.gov or at Compellent’s website at www.compellent.com/investors. The proxy statement and such other documents may also be obtained, when available, for free from Compellent by directing such request to Investor Relations, 7625 Smetana Lane, Eden Prairie, MN 55344-3712, telephone: (952) 294-3300.
     Compellent, Dell and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from Compellent’s stockholders in connection with the proposed transaction. Further, such parties may have direct or indirect interests in the merger due to, among other things, securities holdings, pre-existing or future indemnification arrangements, vesting of equity awards, or rights to severance payments in connection with the merger. Information concerning the interests of these persons will be set forth in the proxy statement relating to the transaction when it becomes available.